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Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ODETICS, INC.
(a Delaware corporation)

        Odetics, Inc., a Delaware corporation, does hereby certify that:

        1.     Article FIRST of the Certificate of Incorporation of said corporation is hereby amended and restated in its entirety to read as follows:

          "FIRST: The name of the corporation is Iteris Holdings, Inc. (the "Corporation")."

        2.     The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 15th day of September 2003.

/s/ GREGORY A. MINER Gregory A. Miner Chief Executive Officer

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ODETICS, INC. (a Delaware corporation)